TS&B Holdings, Inc., Announces rescission of 37,596,000 Shares of Common Stock

ORLANDO, FL - 19 April, 2004 - TS&B Holdings, Inc., ("Company" or "TS&B") (OTCBB:TSBB.OB) The CEO of TS&B Holdings Inc., James E. Jenkins announced the Company filed a Form 8K with the Securities and Exchange Commission in connection with the  rescission of an investment agreement and cancellation of share issuance. The shares will be cancelled and returned to the Transfer Agent.

Mr. Jenkins stated, "The rescission of these shares will provide us with us the ability reduce the amount of shares outstanding and enable move forward with planned acquisitions in the newly formed TS&B Gaming and Entertainment Corporation subsidiary. Our goal is to develop substantial revenues and add shareholder value over the next 12 months through a strategic series of planned acquisitions."

About TS&B Holdings Inc.

TS&B Holdings Inc., is a Business Development Company under the Investment Act of 1940 aggressively seeking opportunities in emerging and fast growth industries.

The Company's objectives are to provide services, including consulting services to micro-, small- and mid-cap businesses primarily in the $1 million to $150 million revenues range. TS&B has targeted the following growth markets; Gaming, Manufacturing and Distribution, Product Marketing and Sales, Financial Services, Sports and Entertainment, and Management Services.

TS&B Holdings Inc. has a financial services subsidiary, TS&B Financial Services, Inc. that provides investment and merchant banking services and strategic planning to both the public and private sectors.

This press release contains certain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Factors that could cause or contribute to such differences include, but are not limited to, market acceptance of products, services and technologies; changes in local currency valuations; the Company's ability to continue to secure sources of financing; and other factors as described in the Company's filings with Securities and Exchange Commission. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release.

Contact:

     Wall Street Financial Network LLC

     John Hopf

     212-825-7500

     www.wallstfn.com

                  or

     TS&B Holdings, Inc.

     Jim Jenkins

     (407) 649-8325

      jjenkins@tsbfinancial.com